Exhibit T3B.9

LIMITED LIABILITY COMPANY AGREEMENT OF TM1, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into as of May 11, 2015, by Tops Markets, LLC, a New York limited liability company as the sole member (the “Member”) of TM1, LLC, a Delaware limited liability company (the “Company”).

Background

A. The Company was formed on May 11, 2015 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware.

B. The Member desires to enter into this Agreement to set forth the terms and conditions relating to the governance of the Company.

NOW, THEREFORE, the Member hereby agrees as follows:

1. Definitions. As used in this Agreement, the following defined terms have the following meanings:

(a) “Act” means the Delaware Limited Liability Company Law, and any successor statute, as amended from time to time.

(b) “Board of Directors” means, at any time, the Board of Directors of the Company elected in accordance with the terms of this Agreement.

(c) “Membership Interest” means the interest of the Member in the Company, including the right to vote, the right to share in the profits and losses of the Company and the right to receive distributions and allocations from the Company.

2. Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act.

3. Name. The Company will conduct business under the name “TM1, LLC” or such other names as the Board may designate after receiving the written approval of the Member. The Company may also conduct business under the assumed name “Tops Friendly Markets” and each officer of the Company is authorized to execute, deliver and file with any applicable governmental entity any necessary documents in connection with the use of such assumed name.

4. Registered Agent and Office. The registered office of the Company and the registered agent for service of process for the Company will be as set forth in the Certificate of Formation of the Company, as may be amended from time to time. The Board may, at any time and from time to time, change the location of the Company’s registered office or registered agent as the Board may from time to time determine, and in accordance with the Act.

5. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

6. Term. The term of the Company will be perpetual unless the Company is dissolved and terminated in accordance with this Agreement.

7. Certificates. The Company may, but is not obligated to, issue certificates, in form and substance satisfactory to the Board and in compliance with the Act, evidencing the Membership Interest.

8. Membership Interest. The Member owns 100% of the Membership Interest in the Company.

9. Capital Contributions. Any capital contribution made by the Member will be reflected in its capital account.

10. Additional Capital Contributions. The Member is not required to make any additional capital contribution to the Company, but is permitted to.

11. Assignment. The Member may assign, in whole or in part, the Member’s Membership Interest.

12. Admission of Additional Member. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional member of the Company, the Member will amend this Agreement to make such changes as the Member determines necessary or desirable to reflect the fact that the Company will have more than one member. Each additional member will execute and deliver an amendment, supplement or counterpart to this Agreement, as necessary.

13. Tax Status; Income and Deductions.

(a) Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member will take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) will be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

14. Distributions. Distributions from the Company will be made to the Member according to the Member’s Membership Interest at the times and in the aggregate amounts determined by the Member and in compliance with applicable law.

15. Management of the Company.

(a) Management by Directors. The management of the Company’s business will be vested in a Board of Directors designated by and subject to the ultimate direction of the Member.

(b) Powers of Directors. Subject to the terms of this Agreement, the property, business and affairs of the Company will be managed, and the conduct of its business will be controlled by, the Board of Directors. Except as otherwise provided hereunder, the Board of Directors will have all of the rights, powers and obligations of a class of managers as provided in the Act and as otherwise provided by law. Without limiting the generality of the foregoing, the Board of Directors will have the following powers and the Board of Directors is authorized on behalf of the Company to do or cause to be done the following:

(i) to supervise the property, business and affairs of the Company and hire, on behalf of the Company, such professionals or other experts as may be necessary or desirable in connection therewith;

(ii) to make any and all filings on behalf of the Company and its Member as they will deem necessary, including, without limitation, filing of such documents, forms and requests for exemption as may be required pursuant to federal and state securities law;

(iii) to make such filings with governmental and other authorities and to take any and all other actions as may be necessary to maintain the limited liability of the Member;

(iv) to establish and maintain book accounts, including savings accounts and demand deposit accounts, and cash management accounts; and

(v) to do generally all things in connection with any of the foregoing, generally manage, oversee and administer the property, business and affairs of the Company and execute all documents on behalf of the Company in connection therewith, and sign or accept all checks, notes and drafts on the Company’s behalf and, except as expressly restricted herein, pay as Company expenses all costs or expenses connected with the operation or management of the Company.

(c) Directors as Agents.

(i) The members of the Board of Directors will be agents of the Company for the purpose of its business, and the acts of the Board of Directors, including the execution in the name of the Company of any instrument, for apparently carrying on in the usual way the business of the Company, will bind the Company, unless (A) the Director acting has in fact no authority to act for the Company in the particular matter and (B) the person with whom any Director is dealing has knowledge of the fact that such Director has no such authority. An act of the Board of Directors that is not apparently for the carrying on of the business of the Company in the usual way will not bind the Company unless authorized in fact by the Company in the particular matter. No act of a Director or other agent of the Company in contravention of a restriction on authority will bind the Company to persons having knowledge of such restriction.

(ii) The Member, solely by reason of being a member, will not be an agent of the Company for the purpose of its business except to the extent that authority has been expressly delegated to the Member in writing by the Directors or by the provisions in this Agreement.

(d) Duties of Directors.

(i) Each Director will perform his or her duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, each Director will be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by: (A) one or more agents or employees of the Company, or (B) counsel, accountants or other persons as to matters that such Director believes to be within such person’s professional or expert competence, provided such Director has no knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his or her duties in accordance with this section will have no liability by reason of being or having been a Director of the Company.

(ii) This Section 15(d) will not eliminate or limit the liability of a Director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or advantage to which he or she was not legally entitled.

(e) Terms of Directors. Each Director will hold office and have the terms and responsibilities accorded to him or her by the terms hereof until resignation, death or removal by the Member.

(f) Election of Directors. The Member will elect or designate any Directors of the Company. Any Director of the Company may be removed or replaced with or without cause by the Member at any time.

(g) Action by Directors. The Board of Directors will manage the Company by the affirmative vote of a majority of the Board of Directors. Any action required or permitted to be taken by the Board of Directors may be taken without a vote if at least a majority of the Directors consent thereto in writing and such writing is filed with the records of the Company. The members of the Board of Directors may participate in a meeting by means of conference telephone or similar communications equipment by means of which all members participating in the meeting hear each other. Such participation will constitute presence in person at such meeting.

(h) Resignation of Directors. A Director may resign at any time by giving written notice to the Company. However, if such resignation violates any provision of any contractual agreement between such Director and the Company, the Company may recover from such Director damages for such breach as provided by contract or law. The election of a Director will not of itself create contract rights in favor of any such party.

(i) Vacancies. Vacancies occurring among the Directors will be filled by the vote or designation of the Member.

(j) Fees. The Company may, but will not be obligated to, pay the Directors, or any accountants, agent, attorney, consultant or advisors to the Company, fees in compensation for services rendered to the Company. The obligations of the Directors to be performed under this Agreement will not be affected by a failure of the Company to pay fees under this section.

(k) Reimbursement. The Company will reimburse the Directors for all ordinary and necessary out-of-pocket expenses incurred by them on behalf of the Company in accordance with such policies as the Company may adopt from time to time. The obligations of the Directors to be performed under this Agreement will not be affected by any failure of the Company to reimburse expenses under this section.

(l) Interested Directors.

(i) No contract or other transaction between the Company and one or more of the Directors or between the Company and any other limited liability company or other business entity in which one or more of the Directors are managers, directors or officers, or have a substantial financial interest, will be either void or voidable for this reason alone or by reason alone that such Director or Directors were present at the meeting of the Board of Directors which approved such contract or transaction, or that his, her or their votes were counted for such purposes, (A) if the material facts as to such Director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the other Directors, and the Board of Directors approve such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested Director or, if the votes of the disinterested Board of Directors are insufficient to constitute an act of the Directors pursuant to the terms hereof by unanimous vote of the disinterested Directors; or (B) if the material facts as to such Director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the Members entitled to vote thereon, and such contract or transaction is approved by the vote of such Members.

(ii) Common or interested Directors may be counted in determining the presences of a quorum at meeting of the Board of Directors that approves any such contract or transaction.

16. Officers.

(a) The Board of Directors may appoint officers from time to time, including a Chief Executive Officer, President, Secretary, Treasurer and may appoint one or more Vice Presidents (which may include one or more Executive Vice Presidents or Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, Controller or Assistant Controller and such other directors and agents as it will deem necessary, and may define their powers and duties. Any number of offices may be held by the same person.

(b) Each Officer will hold office until his or her successors are chosen and qualify.

(c) Any Officer may be removed, either with or without cause, at any time, by the Board of Directors.

(d) Any Officer may resign at any time by giving written notice to the Board of Directors or the Secretary. Such resignation will take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective.

(e) If the office of any Officer becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Board of Directors may choose a successor, who will hold office for the unexpired term in respect of which such vacancy occurred.

(f) The Chief Executive Officer or President of the Company will exercise the powers and perform the duties usual to the chief executive officer and, subject to the control of the Directors, will have general management and control of the affairs and business of the Company; will appoint and discharge employees and agents of the Company (other than Directors appointed by the Member) and fix their compensation; and he/she will see that all orders and resolutions of the Member are carried into effect will have the power to execute bonds, mortgages and other contracts, agreements and instruments of the Company; and will do and perform such other duties as from time to time may be fixed by the Member.

(g) The Vice President or Vice Presidents will do and perform such other duties as the Board of Directors or President will direct and, subject to the control of the Directors, will, in the absence or disability of the President, exercise all of the powers and duties of the President to the extent specified by the Directors. Any Vice President will have the power to execute bonds, notes, mortgages, and other contracts, agreements and instruments of the Company.

(h) The Secretary will perform such duties as may be prescribed by the Directors from time to time. The Secretary will have and be the custodian of the books, records, and papers of the Company (other than financial) and will see that all books, reports, statements, certificates and other documents and records required by law are properly kept and filed.

(i) The Treasurer will have the custody of the Company funds and securities and will keep full and accurate accounts of receipts and disbursements in books belonging to the Company and will deposit all moneys, and other valuable effects in the name and to the credit of the Company, in such deposit as may be designated by the Board of Directors or Member. He or she will disburse the funds of the Company as may be ordered by the Member or the Board of Directors, taking proper vouchers for such disbursements, and will render to the Member or Board of Directors whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Company.

(j) The Officers of the Company will be agents of the Company for the purpose of its business including, as appropriate, the execution in the name of the Company of any instrument for apparently carrying on the business of the Company in the ordinary course or for what they may be authorized by the Directors.

17. Indemnification. To the fullest extent permitted by law, the Company will indemnify and hold harmless each Director and Officer from and against any and all losses, claims, damages, liabilities or expenses of whatever nature, as incurred, arising out of or relating to the fact that such party was or is a Director and Officer of the Company. Notwithstanding the foregoing, no indemnification may be made to or on behalf of a Director or Officer if a judgment or other final adjudication adverse to such Director establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

18. Reliance by Third Parties. Any person or entity dealing with the Company or the Member may rely upon a certificate signed by a Director or Officer as to:

(a) the identity of a Director or Officer;

(b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a Director or Officer or are in any other manner germane to the affairs of the Company;

(c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or a Director or Officer.

19. Liability of Member. The Member will not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

20. Foreign Qualification. The Company may qualify to transact business as a foreign limited liability company in any jurisdiction the Board of Directors determines necessary or appropriate to carry out the business activities of the Company and will deliver all certificates and other instruments that are necessary to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business activities.

21. Dissolution. The Company will dissolve and its business will be wound up upon the first to occur of the following: (a) the written consent of the Member; (b) the withdrawal of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company; or (c) the entry of a decree of judicial dissolution under the Act.

22. Governing Law. This Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Member has executed this Limited Liability Company Agreement as of the day and year first above written.

TOPS MARKETS, LLC

By:	/s/ Frank Curci
Frank Curci, President and CEO